EXHIBIT 2.1

AMENDMENT NO. 3 TO
MERGER AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of June 19, 2009, to the Merger Agreement (as defined below) is made by and among Alyst Acquisition Corp., a Delaware corporation (including its successors and assigns, the “Parent”), China Networks Media Limited, a British Virgin Islands corporation (including its successors and assigns, the “Company”), MediaInv Ltd., a British Virgin Islands Business Company and Kerry Propper (each a “Principal Shareholder,” and together with their successors and assigns from the date hereof until the Business Combination Effective time (as defined below), collectively the “Principal Shareholders”) and each of the other signatories hereto. Any capitalized term not defined herein shall have the meaning for such term specified in the Merger Agreement.

WHEREAS, Parent, the Company, the Principal Shareholders and the other signatories hereto entered into an Agreement and Plan of Merger dated as of August 13, 2008; and

WHEREAS, Parent, the Company, the Principal Shareholders and the other signatories hereto entered into Amendment No. 1 to such Agreement and Plan of Merger dated as of January 28, 2009 and Amendment No. 2 to such Agreement and Plan of Merger dated as of February, 2009 (as so amended, the “Merger Agreement”); and

WHEREAS, Parent, the Company, the Principal Shareholders and each of the other signatories to the Merger Agreement desire to effect certain transactions to obtain a favorable vote of the stockholders of Parent approving the Merger Agreement, including entering into agreements that would provide for the repurchase of Surviving Corporation Shares by the Surviving Corporation or its subsidiaries or the cancellation of Surviving Corporation Shares purchased and held by the Company, after or in connection with the Closing (such repurchased or cancelled shares being referred to herein as “Repurchased Shares”);

WHEREAS, it is anticipated that certain holders of common stock of Parent will elect to convert their shares to cash pursuant to their conversion rights under Parent’s certificate of incorporation in connection with the closing of the Merger Agreement (such shares being referred to herein as “Converted Shares”);

WHEREAS, Parent, the Company, the Principal Shareholders and each of the other signatories to the Merger Agreement desire to modify the terms of the Merger Agreement to (x) reduce the cash consideration paid to the holders of Company Shares and (y) provide that the amount of Surviving Corporation Shares to be received by holders of Company Shares shall be increased by one share for each Repurchased Share repurchased by the Surviving Corporation or its subsidiaries after or in connection with the Closing and each Converted Share converted into cash in connection with the Closing;

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Section 2.7(a) of the Merger Agreement is hereby amended by deleting the existing Section 2.7(a) in its entirety and replacing it with the following:

           “(a)           Conversion of Company Securities.  At the Business Combination Effective Time, (i) each Company Share issued and outstanding immediately prior to the Business Combination Effective Time (other than those described in Section 2.13 below) shall be converted automatically into (A) a number of Surviving Corporation Shares determined as follows: (x) 1,900,000 plus the amount of Converted Shares divided by (y) the total number of Company Shares issued and outstanding immediately prior to the Business Combination Effective Time, plus (B) the additional consideration described in Sections 2.7(f), (g), (h), and (j) (the “CS Per Share Amount”), and (ii) each Preferred Share issued and outstanding immediately prior to the Business Combination Effective Time shall be converted automatically into (A) a number of Surviving Corporation Shares determined as follows: (x) the number of Preferred Shares issued in the Financing to the bridge investors divided by (y) the total number of Preferred Shares issued and outstanding immediately prior to the Business Combination Effective Time (collectively, the “Business Combination Conversion Ratio”), subject to any adjustments made pursuant to Section 2.7(c) plus (B) the right to receive a cash amount equal to $7.143, plus (C) the additional consideration described in Section 2.7(f) and (h), (the “PS Per Share Amount”).  At the Business Combination Effective Time, all Company Securities shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.  The holders of certificates previously evidencing the Company Securities outstanding immediately prior to the Business Combination Effective Time shall cease to have any rights with respect to such Company Securities, except as provided herein or by law.  Each certificate previously evidencing Company Securities shall be exchanged for such number of Surviving Corporation Shares calculated by multiplying the applicable Business Combination Conversion Ratio by the number of Company Securities previously evidenced by the canceled certificates and cash in an amount equal to the CS Per Share Amount or the PS Per Share Amount, as the case may be, upon the surrender of such certificate in accordance with the terms hereof.”

2.           Section 2.7 of the Merger Agreement is hereby amended by adding a new subsection (j) providing as follows:

“(j)           Adjustment for Repurchased Shares.  In the event that after or in connection with the Closing, (i) the Surviving Corporation repurchases any Surviving Corporation Shares pursuant to any agreement entered into in connection with the Special Meeting, and/or (ii) the Surviving Corporation and the Company agree to cancel any Surviving Corporation Shares held by the Company, the Surviving Corporation shall issue to each Closing Holder an additional number of Surviving Corporation Shares equal to the product of (i) the quotient of (x) the sum of the number of Repurchased Shares repurchased by the Surviving Corporation or its subsidiaries plus the number of Repurchased Shares held by the Company and cancelled by agreement between the Surviving Corporation and the Company, divided by (y) the total number of Company Shares issued and outstanding immediately prior to the Business Combination Effective Time; multiplied by (ii) the number of Company Shares held by such Closing Holder at the Business Combination Effective Time.  Such additional Surviving Corporation Shares shall be issued within five Business Days of the completion of any repurchase.”

3.           All other provisions of the Merger Agreement shall remain unaffected by the terms hereof.

4.           This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

5.           This Amendment is intended to be in full compliance with the requirements for an Amendment to the Merger Agreement as required by Section 11.4 of the Merger Agreement, and every defect in fulfilling such requirements for an effective amendment to the Merger Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ALYST ACQUISITION CORP.

By:	/s/ Michael E. Weksel
Name: Michael E. Weksel
Title: Chief Financial Officer

CHINA NETWORKS HOLDINGS INTERNATIONAL LTD.

By:	/s/ Michael E. Weksel
Name: Michael E. Weksel
Title: Sole Director

CHINA NETWORKS MERGER CO. LTD.

By:	/s/ Michael E. Weksel
Name: Michael E. Weksel
Title: Sole Director

CHINA NETWORKS MEDIA, LTD.

By:	/s/ Li Shuangqing
Name: Li Shuangqing
Title: CEO and Co-Chairman

MEDIAINV LTD.

By:	/s/ C.C.N. Ng
Name: C.C.N. Ng
Title: Director

KERRY PROPPER

/s/ Kerry Propper
Name: Kerry Propper

LI SHUANGQING

/s/ Li Shuangqing
Name: Li Shuangqing